Exhibit 99.1
FIRST UNITED CORPORATION ANNOUNCES FIRST
QUARTER EARNINGS

OAKLAND, MARYLAND—May 9, 2008: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended March 31, 2008 of $3.14 million, or earnings per share of $.51 compared to $2.06 million, or earnings per share of $.34, for the first quarter of 2007. The increase in net income resulted from a one-time pre-tax charge of approximately $1.5 million ($1.0 million or $.17 per share, net of tax) associated with the transfer of investment securities from the available-for-sale category to the trading category during the first quarter of 2007. In addition, we have experienced increased earnings on interest-earning assets, which was a direct result of loan growth and a restructuring of the investment portfolio as well as leverage strategies implemented throughout 2007 and the first quarter of 2008.

Total assets were $1.57 billion at March 31, 2008, an increase of $93 million (6.3%) since December 31, 2007. During this time period, gross loans increased $11.7 million, cash and interest-bearing deposits in banks decreased $.2 million and our investment portfolio increased $73.8 million. Total liabilities increased by approximately $96 million during the first three months of 2008, reflecting increases in total deposits of $19.5 million and increases in short-term borrowings of $34 million and long-term borrowings of $40 million. The increases in short- and long-term borrowings reflect the funding of the leverage strategies implemented in late 2007 and the first quarter of 2008.

Our performance ratios improved during the first three months of 2008 when compared to the same period of 2007 due to the recognition of the $1.5 million pre-tax loss on the transfer of investment securities to trading in 2007. Our 2008 year-to-date actual results, 2007 year-to-date actual results and 2007 year-to-date results exclusive of the impact of the non-recurring securities losses and associated taxes, are presented in the following table:

	For the three months ended
	March 31, 2008	March 31, 2007
	Actual	Actual	Excluding Securities Loss and associated tax
Net Income	$3,135	$2,061	$3,088
Earnings Per Share	$.51	$.34	$.50
Return on Average Equity	11.92%	8.43%	12.64%
Return on Average Assets	.82%	.62%	.93%

Gross loans were $1.05 billion at March 31, 2008 compared to $1.04 billion at December 31, 2007, an increase of $11.7 million (1%). Continued growth in commercial loans ($20 million) and in the residential mortgage portfolio of ($.7 million) was offset by a decline in our installment portfolio ($9 million). We primarily originate fixed-rate loans for the secondary mortgage market. At March 31, 2008, approximately 80% of the commercial loan portfolio was collateralized by real estate.

Total deposits were $1.11 billion at March 31, 2008, compared to $1.09 billion at December 31, 2007, an increase of $19.5 million. Interest-bearing demand deposits increased $22.0 million due to successful retail growth in money market products, an indexed certificate of deposit, and individual retirement accounts. Overall, the composition of deposits has not materially changed since December 31, 2007.

Comparing March 31, 2008 to December 31, 2007, shareholders’ equity decreased 2.4%, from $104.7 million to $102.2 million, resulting in a slight decrease in book value per share from $17.05 at December 31, 2007 to $16.69 at March 31, 2008. At March 31, 2008, there were 6,121,374 issued and outstanding shares of the Corporation’s common stock.

Net- Interest Income (Tax Equivalent Basis)

Net interest income increased $2.03 million during the first three months of 2008 over the same period in 2007, due to a $2.5 million (11%) increase in interest income offset by a $.47 million (4.2%) increase in interest expense. The increase in interest income resulted from an increase in average interest-earning assets of $161.6 million (13%). The increase in interest-earning assets is primarily attributable to the growth that we experienced in both our loan portfolio and in our investment portfolio during the latter half of 2007 and the beginning of 2008 as a consequence of the leverage strategies that we have implemented. Interest expense increased only slightly during the first three months of 2008 when compared to the same period of 2007 due to the increases in long- and short-term borrowings used to fund the leverage strategies and an overall increase in average interest-bearing liabilities of $167.4 million. Average interest-bearing deposits have increased by $132.7 million during the three months ended March 31, 2008 when compared to the same period last year. The effect of the decreasing rate environment resulted in a 41 basis point decrease in the average rate paid on our average interest-bearing liabilities from 4.06% for the three months ended March 31, 2007 to 3.65% for the same period of 2008. The net result of the aforementioned factors was a 17 basis point increase in the net interest margin during the first three months of 2008 to 3.56% from 3.39% during the same period of 2007.

Asset Quality

The Corporation’s asset quality remains sound. The ratio of non-performing and 90 days past-due loans to total loans at March 31, 2008 was .69%, compared to .83% at December 31, 2007 and .41% at March 31, 2007. The ratio of non-performing and 90 days past-due loans to total assets at March 31, 2008 was .46%, compared to .59% at December 31, 2007 and .29% at March 31, 2007.

As a result of the evaluation of the loan portfolio, the allowance for loan losses increased to $8.2 million at March 31, 2008, compared to $7.3 million at December 31, 2007. The provision for loan losses was $1.4 million for the first three months of 2008, compared to $.2 million for the same period of 2007. The increase in the provision for loan losses in the first three months of 2008 compared to the same period of 2007 was in response to the increase in net charge-offs, loan growth, the results of our quarterly review of the loan portfolio, and specific allocations for impaired loans. Management believes that the allowance at March 31, 2008 is adequate to provide for probable losses in our loan portfolio.

Non-Interest Income and Non-Interest Expense

Other operating income increased $2.0 million during the first three months of 2008 when compared to the same period of 2007. The increase was a result of the recognition of $.4 million in securities gains from sales and calls in our investment portfolio compared to a $1.5 million securities loss recognized in the first quarter of 2007. Other operating expenses increased $1 million or 12% for the first three months of 2008 when compared to the same time period of 2007. The increase was due to increases in personnel expenses that resulted from the hiring of several regional market presidents to strengthen our presence in key market areas and to normal merit increases. Occupancy and equipment expenses increased due to the opening of three new branch offices and full occupancy of our operations center.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia. The Corporation’s website is www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2008	2007
EARNINGS SUMMARY
Interest income	$23,858	$21,418
Interest expense	$11,829	$11,353
Net interest income	$12,029	$10,065
Provision for loan and lease losses	$1,387	$163
Noninterest income	$4,340	$2,361
Noninterest expense	$10,354	$9,243
Income taxes	$1,493	$959
Net income	$3,135	$2,061
Cash dividends paid	$1,226	$1,199

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2008	2007
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.51	$0.34
Book value	$16.69	$16.06
Closing market value	$19.66	$22.50

Common shares
outstanding at period end	6,121,374	6,146,443

PERFORMANCE RATIOS (Period End annualized)
Return on average assets	0.82%	0.62%
Return on average shareholders'
equity	11.92%	8.43%
Net interest margin	3.56%	3.39%
Efficiency ratio	61.52%	72.07%

PERIOD END BALANCES	31-Mar	31-Dec	31-Mar
	2008	2007	2007

Assets	$1,572,049	$1,478,909	$1,368,420
Interest Earning assets	$1,441,889	$1,352,219	$1,258,845
Gross loans and leases	$1,055,015	$1,043,266	$958,072
Consumer Real Estate	$397,846	$397,371	$370,125
Commercial	$512,277	$492,302	$417,598
Consumer	$144,892	$153,593	$170,349
Investment securities	$378,727	$304,908	$283,354
Total deposits	$1,112,266	$1,092,740	$1,000,574
Noninterest bearing	$99,945	$97,976	$108,097
Interest bearing	$1,012,321	$994,764	$892,477
Shareholders' equity	$102,176	$104,665	$98,683

CAPITAL RATIOS
Period end capital to risk-
weighted assets:
Tier 1	11.16%	11.40%	11.80%
Total	12.31%	12.51%	12.91%

ASSET QUALITY
Net charge-offs for the quarter	$534	$559	$350
Nonperforming assets: (Period End)
Nonaccrual loans	$4,656	$5,443	$3,252
Restructured loans	$-	$-	$519
Loans 90 days past due
and accruing	$2,637	$3,260	$701
Other real estate owned	$855	$825	$15
Total nonperforming assets
and past due loans	$14,544	$16,896	$10,385
Allowance for credit losses
to gross loans, at period end	0.77%	0.70%	0.66%
Nonperforming and 90 day past-due loans
to total loans, at period end	0.69%	0.83%	0.41%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.46%	0.59%	0.29%